Rule 424(b)(3)

                                         File Nos. 333-114270 and 333-114270-03


PRICING SUPPLEMENT NO. 10 DATED December 1, 2004
(To Prospectus and Prospectus Supplement Dated April 21, 2004)


                                                   COUNTRYWIDE HOME LOANS, INC.

                                                    Medium-Term Notes, Series M
                                     Due Nine Months or More From Date of Issue

                                         Payment of Principal, Premium, if any,
                           and Interest Fully and Unconditionally Guaranteed by
                                              COUNTRYWIDE FINANCIAL CORPORATION
                                                          Floating Rate Notes



Trade Date:                December 1, 2004                  Book Entry:    |X|
Issue Price:               100%                              Certificated:  |_|
Original Issue Date:       December 6, 2004  Principal Amount:     $685,000,000
Stated Maturity Date:      November 30, 2005 Net Proceeds:         $684,657,500
                                             Specified Currency:   U.S. Dollars


     Base Rate(s): |_| CD Rate |_| Eleventh District  |_| Prime Rate
                               Cost of Funds Rate

     |_| Commercial Paper Rate |_| Federal Funds Rate |_| Treasury Rate
     |_| CMT Rate              |X| LIBOR              |_| Other
                          [Telerate Page 7051]             [Telerate Page  ]
                          [Telerate Page 7052]             [Reuters Page  ]

                            |_|  Weekly Average            [Currency: ]
                            |_|  Monthly Average]

Exchange Rate Agent:       N/A


Minimum Denomination:      $1,000    Maximum Interest Rate:                 N/A
Initial Interest Rate:     2.5275%   Minimum Interest Rate:                 N/A
Interest Determination Dates:  Two London Business Days
                             prior to each Interest
                               Payment Date

Interest Factor Convention:            N/A  Index Maturity:            3 months
Interest Reset Dates:      Same as Interest Payment Dates
Interest Payment Dates:    March 6, 2005, June 6, 2005,
                         September 6, 2005, and November
                           30, 2005

Spread (plus or minus):    plus 9 basis points
Spread Multiplier:                     N/A

                                     Fixed Rate Commencement Date:          N/A
                                     Fixed Interest Rate:                   N/A

     Agents: Morgan Stanley & Co., Deutsche Bank Securities Inc., Countrywide Securities Corp., HSBC Securities (USA), Inc., Calyon Securities, Dresdner Kleinwort Wassersteing Securities LLC
Calculation Agent:        The Bank of New York


Redemption:                                               Repayment:

     Check box opposite applicable paragraph: Check box opposite applicable paragraph:

     |x| The Notes cannot be redeemed prior to maturity. |x| The Notes cannot be repaid prior to maturity.

     |_| The Notes may be redeemed prior to maturity. |_| The Notes may be repaid prior to maturity.
     Initial Redemption Date:                         Optional Repayment Dates:
     Initial Redemption Percentage:
     Annual Redemption Percentage Reduction, if any:

Estate Option:  Check box if the Estate Option is applicable  |_|


Additional/Other Terms:             N/A

     The Notes to which this Pricing Supplement relate will constitute unsecured and unsubordinated indebtedness of Countrywide Home Loans and will rank equally with Countrywide Home Loans' other unsecured and unsubordinated indebtedness. As of September 30, 2004, Countrywide Financial Corporation did not have any secured indebtedness outstanding, and Countrywide Home Loans had $7,457,264,601 of secured indebtedness outstanding, including $6,222,203,395 of intercompany borrowings, the underlying collateral of which was in turn pledged by an affiliate for secured liquidity notes issued by that entity. As of that date, Countrywide Home Loans had $24,153,170,986 aggregate principal amount of unsecured and unsubordinated indebtedness outstanding, which indebtedness ranked equally with the other unsecured and unsubordinated indebtedness of Countrywide Home Loans and will rank equally with the Notes to which this Pricing Supplement relates.


     You should rely only on the information contained or incorporated by reference in this Pricing Supplement and the accompanying Prospectus Supplement and Prospectus. Countrywide Home Loans, Inc. and Countrywide Financial Corporation have not, and the Agent(s) have not, authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. Countrywide Home Loans, Inc. and Countrywide Financial Corporation are not, and the Agent(s) are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted.

     You should assume that the information appearing in this Pricing Supplement and the accompanying Prospectus Supplement and Prospectus is accurate as of the date on the front cover of this Pricing Supplement only. The business, financial condition, results of operations and prospects of Countrywide Home Loans, Inc. and Countrywide Financial Corporation may have changed since that date.